UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 10, 2008

Belvedere SoCal
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-141453	20-8356735
(Commission File Number)	(IRS Employer Identification No.)

One Maritime Plaza, Suite 825, San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

(415) 434-1236
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2008, Belvedere SoCal appointed Norman O. Broyer President, Chief Risk Officer of Belvedere SoCal’s subsidiary banks, Professional Business Bank and Spectrum Bank as well as Chief Credit Officer of Professional Business Bank.  Mr. Broyer was previously the President and Chief Executive Officer of Professional Business Bank and Spectrum Bank.

Norman O. Broyer, Age: 64  Mr. Broyer has over thirty-five years of commercial bank lending and real estate industry experience.  Mr. Broyer was the Chief Credit Officer of Professional Business Bank since its inception in November of 2001 until February of 2005 when he was appointed President and Chief Executive Officer.  He served in that capacity until Professional Business Bank was acquired by Belvedere SoCal in November of 2007 at which time he became acting Chief Executive Officer.  He became acting Chief Executive Officer of Spectrum Bank when it was acquired by Belvedere SoCal in January of 2008.  He holds a bachelor of science degree in business administration from the University of California at Berkeley.

On March 10, 2008, Belvedere SoCal, and its wholly owned subsidiaries, Professional Business Bank and Spectrum Bank, entered into a written employment agreement with Mr. Broyer as President and Chief Risk Officer for both subsidiary banks as well as Chief Credit Officer for Professional Business Bank.  The term of the agreement is for three years and provides Mr. Broyer with a base annual salary of $250,000, and makes him eligible for a performance-based bonus of up to 40% of his annual salary.  The employment agreement provides for an option to purchase shares of Belvedere SoCal in an amount equal to 0.90% of Belvedere SoCal’s common stock outstanding as of February 29, 2008.  The employment agreement also provides Mr. Broyer with typical benefits available to other senior executives of the company including paid vacation, participation in the company’s 401(k) plan, health and dental insurance, reimbursement of business expenses, and a car allowance.  Finally, the agreement provides certain severance benefits to Mr. Broyer in the event he is terminated by the company without cause.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2008

Belvedere SoCal

By:	/s/ Michael McCall
Michael McCall
Chief Financial Officer
(Principal Financial Officer)